EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No 333-274925) and Forms S-8 (File No 333-271457) and (File No 333-266811), of our report dated March 27, 2024 relating to the financial statements of Forza X1, Inc. and appearing in this Annual Report (Form 10-K) as of and for the years ended December 31, 2023 and 2022. Our report includes an explanatory paragraph relating to substantial doubt about Forza X1, Inc.’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.
Jericho, New York
March 27, 2024